Exhibit 99.1

             Ultralife Batteries Files Shelf Registration Statement


     NEWARK, N.Y.--(BUSINESS WIRE)--Aug. 21, 2006--Ultralife Batteries, Inc. (NASDAQ: ULBI) has filed a shelf registration statement on Form S-3 with the U.S. Securities and Exchange Commission (SEC).
     The shelf registration statement, when declared effective by the SEC, will give the company the ability to offer and sell up to 2.5 million shares of its common stock. The shelf registration statement will provide the company with greater flexibility to take advantage of financing opportunities, subject to market conditions and the capital requirements of the company. Currently, the company has no specific plans to offer the securities covered by the registration statement, and the company is not required to offer the securities in the future.
     Proceeds received by the company from the sale of any of the 2.5 million shares will be used by the company for general corporate purposes such as capital expenditures, possible acquisitions, investments, repurchases of stock, debt repayment or working capital needs.
     The Form S-3 also covers the secondary offering of shares for the accounts of those who received company equity in the recent acquisitions of ABLE New Energy Co., Ltd. and McDowell Research, Ltd.
     A registration statement relating to these securities has been filed with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. After the shelf registration becomes effective, the common stock may be offered and sold from time to time and through one or more methods of distribution, subject to market conditions and the company's capital needs. The terms of any offering under the registration statement would be established at the time of the offering and would be described in a prospectus supplement filed at the time of the offering.

     This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

     About Ultralife Batteries, Inc.

     Ultralife is a global provider of high-energy power systems for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories for use in military, industrial and consumer portable electronic products. Through its portfolio of standard products and engineered solutions, Ultralife is at the forefront of providing the next generation of power systems. Industrial, retail and government customers include General Dynamics, Philips Medical Systems, General Motors, Energizer, Kidde Safety, Lowe's, Radio Shack and the national defense agencies of the United States, United Kingdom, Germany, Australia and New Zealand, among others.
     Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife's three other operating units are: Ultralife Batteries (UK) Ltd., in Abingdon, England; McDowell Research in Waco, Texas; and ABLE New Energy in Shenzhen, China. Detailed information on Ultralife is available at: www.ultralifebatteries.com.
     Ultralife(R) is a registered trademark of Ultralife Batteries, Inc.


    CONTACT: Ultralife Batteries, Inc.
             Pete Comerford, 315-332-7100
             pcomerford@ulbi.com
             or
             Lippert/Heilshorn & Associates, Inc.
             Investor Relations:
             Jody Burfening, 212-838-3777
             jburfening@lhai.com



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